Exhibit 5.3

Davis Polk & Wardwell llp 900 Middlefield Road Redwood City, CA 94063 davispolk.com

November 10, 2025

Equinix, Inc.

One Lagoon Drive

Redwood City, California 94065

Equinix Europe 2 Financing Corporation LLC

One Lagoon Drive

Redwood City, California 94065

Equinix Canada Financing Ltd.

22 Adelaide Street West, Unit 3600

Toronto, Ontario

M5H 4E3, Canada

Ladies and Gentlemen:

Equinix, Inc., a Delaware corporation (“Equinix”), Equinix Europe 2 Financing Corporation LLC, a Delaware limited liability company and Equinix Canada Financing Ltd., an Ontario corporation (“Equinix Canada Finco”), are filing with the Securities and Exchange Commission a Post-Effective Amendment No. 2 (the “Post-Effective Amendment”) to the Registration Statement on Form S-3 (File No. 333-275203) filed with the Securities and Exchange Commission (the “SEC”) on October 27, 2023 as amended by Post-Effective Amendment No. 1 filed with the SEC on March 18, 2024 for the purpose of (a) adding Equinix Canada Finco, a wholly-owned subsidiary of Equinix, as a co-registrant; (b) registering under the Securities Act of 1933, as amended (the “Securities Act”) (i) debt securities of Equinix Canada Finco (the “Debt Securities”) and (ii) full and unconditional guarantees by Equinix of the Debt Securities (the “Guarantees”), in each case to be issued pursuant to an indenture (the “Base Indenture”), by and among Equinix Canada Finco, Equinix, and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”); and (c) including an at-the-market offering prospectus supplement (the “ATM Prospectus Supplement”) relating to the shares of Equinix common stock, par value $0.001 per share (“Common Stock”) having an aggregate offering price of up to $1,200,001,225 that remain available to be sold as of the filing date of the Post-Effective Amendment pursuant to that certain equity distribution agreement by and among Equinix, the Managers, the Forward Purchasers, and the Forward Sellers named therein, dated October 1, 2024, the “Equity Distribution Agreement”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Equinix, Inc. Equinix Europe 2 Financing Corporation LLC Equinix Canada Financing Ltd.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Post-Effective Amendment that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of Equinix and Equinix Canada Finco that we reviewed were and are accurate and (vii) all representations made by Equinix and Equinix Canada Finco as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.	When the Base Indenture and any supplemental indenture to be entered into in connection with the issuance of any Debt Securities of Equinix Canada Finco has been duly authorized, executed and delivered by the Trustee, Equinix and Equinix Canada Finco; and the specific terms of a particular series of Debt Securities and the related Guarantees have been duly authorized and established in accordance with the Base Indenture; and such Debt Securities and the related Guarantees have been duly authorized, executed, authenticated, issued and delivered in accordance with the Base Indenture and any supplemental indenture and the applicable underwriting or other agreement against payment therefor, such Debt Securities will constitute valid and binding obligations of Equinix Canada Finco and each of the related Guarantees will constitute valid and binding obligations of Equinix, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and except as they may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors' rights, provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law, (y) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (z) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Debt Securities to the extent determined to constitute unearned interest.

2.	When the Issuance Shares (as defined in the Equity Distribution Agreement) have been issued and sold by Equinix and delivered by Equinix against payment therefor in accordance with the terms of the Equity Distribution Agreement, such Issuance Shares will be validly issued, fully paid and non-assessable.

3.	When the Forward Hedge Shares (as defined in the Equity Distribution Agreement) are sold by the relevant Forward Seller and delivered by the relevant Forward Seller against receipt of the purchase price therefore, in accordance with the terms of the Equity Distribution Agreement, such Forward Hedge Shares will be validly issued, fully paid and non-assessable.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security, (i) the Board of Directors of Equinix and the Board of Directors of Equinix Canada Finco, as the case may be, shall have duly established the terms of such security and duly authorized the issuance and sale of such security and such authorization shall not have been modified or rescinded; (ii) each of Equinix and Equinix Canada Finco is, and shall remain, validly existing as an entity in good standing (or equivalent concept) under the laws of its respective jurisdiction of organization; (iii) the Post-Effective Amendment shall have become effective and such effectiveness shall not have been terminated or rescinded; (iv) the shares of Common Stock will not be issued or transferred in violation of any restriction or limitation contained in Article XI of Equinix’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”); (v) upon the issuance of shares of Common Stock under the Equity Distribution Agreement, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that Equinix is then authorized to issue under the Charter; (vi) the Base Indenture, any supplemental indenture, and the Debt Securities (the “Documents”) are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of Equinix and Equinix Canada Finco); and (vii) there shall not have occurred any change in law affecting the validity or enforceability of such security. We have also assumed that the terms of any security whose terms are established subsequent to the date hereof and the issuance, execution, delivery and performance by Equinix or Equinix Canada Finco of any such security (a) are within their corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or public policy or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon Equinix or Equinix Canada Finco.

November 10, 2025	2

Equinix, Inc. Equinix Europe 2 Financing Corporation LLC Equinix Canada Financing Ltd.

We are members of the Bars of the States of New York and California, and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that we express no opinion as to (i) any law, rule or regulation that is applicable to Equinix or Equinix Canada Finco, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. Insofar as the foregoing opinion involves matters governed by the laws of Ontario, we have relied, without independent inquiry or investigation, on the opinion of Blake, Cassels & Graydon LLP to be filed as an exhibit to the Registration Statement on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus and the ATM Prospectus Supplement, which is a part of the Post-Effective Amendment. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

November 10, 2025	3